Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 dated April 5, 2006) of Lincoln National Corporation pertaining to the Jefferson-Pilot Corporation Long Term Stock Incentive Plan and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedules of Jefferson-Pilot Corporation, Jefferson-Pilot Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Jefferson-Pilot Corporation, incorporated by reference in the Lincoln National Corporation Current Report (Form 8-K) dated April 3, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina
March 31, 2006